Exhibit 11.1

CODE OF BUSINESS CONDUCT

CONTENTS

05

MESSAGE FROM INTERCEMENT’S CEO

06

MESSAGE FROM LOMA NEGRA’S BOARD OF DIRECTORS’ CHAIRMAN

07

WHAT IS THIS CODE OF CONDUCT?

07

PURPOSES OF THE CODE OF CONDUCT

07

WHO THIS CODE APPLIES TO

07

APPLICABLE LAWS AND REGULATIONS

07

TERMS AND EXPRESSIONS

08

VALUES

09

CODE OF CONDUCT, ETHICS LINE, ETHICS AND COMPLIANCE COMMITTEE, ETHICS AND COMPLIANCE OFFICER

09

HOW TO RESPOND TO DIFFERENT SITUATIONS

09

GROUP’S OVERALL CONDUCT TOWARDS ITS EMPLOYEES

10

FUNDAMENTAL RIGHTS OF EMPLOYEES

10

PERSONAL CONDUCT OF EMPLOYEES

12

CONDUCT TOWARDS THE MARKET – CUSTOMERS, SUPPLIERS, BANKS, PARTNERS AND COMPETITORS

12

CONDUCT TOWARDS THE MEDIA

13

CONDUCT TOWARDS THE COMPANY AND ITS ASSETS

14

CONDUCT TOWARDS THE NEIGHBORING COMMUNITY AND THE ENVIRONMENT

15

CONDUCT TOWARDS PROFESSIONAL AND BUSINESS ASSOCIATIONS, AND ENTITIES

15

VOLUNTEER WORK AND SOCIAL RESPONSIBILITY

15

CONDUCT TOWARDS GOVERNMENTAL AUTHORITIES, THE PRIVATE SECTOR AND THIRD PARTIES

16

CONDUCT TOWARDS THE STOCK MARKET

17

RESPONSIBILITY FOR THE CODE OF CONDUCT

MESSAGE FROM INTERCEMENT’S CEO AND MEMBER OF LOMA NEGRA C.I.A.S.A.’S BOARD OF DIRECTORS

INTERCEMENT HAS STRATEGICALLY-LOCATED UNITS NEAR THE MOST IMPORTANT GROWING CONSUMER MARKETS, AND HAS PRESENCE WITH LOCAL BRANDS IN 7 COUNTRIES, IN ADDITION TO BRAZIL: SOUTH AFRICA (NPC), ARGENTINA (LOMA NEGRA), CAPE VERDE (CIMPOR), EGYPT (AMREYA), MOZAMBIQUE (CIMENTOS DE MOÇAMBIQUE), PARAGUAY (YGUAZU) AND PORTUGAL (CIMPOR). THE FOUNDATION THAT SUPPORTS INTERCEMENT’S GROWTH AND STRENGTH, AS WELL ALL OF ITS COMPANIES’, IRRESPECTIVE OF THE REGION, IS ITS EMPLOYEES’ ETHICAL CONDUCT.

THE CODE OF CONDUCT OF INTERCEMENT AND THAT SPECIFIC TO ITS ARGENTINE SUBSIDIARY, LOMA NEGRA, AS A PUBLICLY TRADED COMPANY, CONTAINS THE PRINCIPLES THAT ARE PART OF THE COMPANIES’ CULTURE, AND REFLECTS THE STANDARDS OF CONDUCT EXPECTED FROM ANY PERSON DEALING WITH OUR BUSINESS. THE PRINCIPLES OF THE CODE OF CONDUCT SHOULD DIRECT EACH EMPLOYEE IN THEIR ACTIVITIES, AND SHOULD GUIDE OUR ACTIONS TOWARDS ALL INTERNAL AND EXTERNAL CONTACTS.

ALL OUR ACTIVITIES SHOULD BE BASED ON FAIR, HONEST AND RESPONSIBLE ACTIONS, NOT ONLY IN BUSINESS BUT ALSO FROM A SOCIAL AND ENVIRONMENTAL PERSPECTIVE, IN ORDER TO ENSURE THE RESPECT FOR OUR COMPANIES IN THE MARKET AND COMPLIANCE WITH CURRENT LEGISLATION.

PLEASE READ, UNDERSTAND, SOLVE DOUBTS IF NECESSARY, AND USE THIS DOCUMENT EFFECTIVELY AS A VALUABLE REFERENCE FOR YOUR DAILY ACTIVITIES.

PAULO NIGRO - CEO, INTERCEMENT

MESSAGE FROM LOMA NEGRA C.I.A.S.A.’S BOARD OF DIRECTORS’ CHAIRMAN

The foundation that supports Loma Negra’s growth and strength, and its companies’, is the ethical conduct of its people.

Inspired by management beliefs and in line with our values, our Code of Conduct contains the principles that are part of Loma Negra’s culture, and that of its controlled companies, irrespective of the region or business, and reflects the standards of conduct expected from any person dealing with our companies.

All our business should be rooted in fair, responsible actions from a social and environmental perspective, in addition to ensuring the respect for Our Companies in the market.

The principles of the Code of Conduct should direct each employee in their activities, in all countries where we operate. They should represent the standard of our actions towards all our internal and external contacts. Therefore, there must be full compliance with current legislation in all countries where Our Companies operate.

All relevant parties should read, understand and become acquainted with the contents of our Code of Conducts, and use it as a valuable reference in their professional and daily activities.

Franklin Feder

01 – WHAT IS THIS CODE OF CONDUCT?

Loma Negra and the companies that belong to the same economic group (“Loma Negra”) have significant presence in different economic sectors in Argentina, Paraguay and the region. Even though Loma Negra’s business is diverse, attitudes should be universal; for this reason, this Code of Conduct defines how Loma Negra, its Employees and all parties that provide services on its behalf (the “Relevant Parties”) should act towards the society.

The Relevant Parties should act fairly, honestly and efficiently in search of results, incorporating the values set out in this Code of Conduct, and observing and complying with internal regulations, rules and policies.

02 – PURPOSES OF THE CODE OF CONDUCT

THE MAIN PURPOSES OF THE CODE OF CONDUCT ARE AS FOLLOWS:

•	Make corporate values clear, so that all Relevant Parties may understand, respect and put them into practice;

•	Serve as an individual and collective model for the attitudes and conduct of each Employee;

•	Contribute to the respect for these values in all locations, and cause the Relevant Parties to act honestly, fairly and respectfully towards the community and the environment;

•	Serve as one of the main means for the promotion of integrity, oversight and control, in order to prevent, detect and correct irregularities and illegal acts in any applicable regulations.

03 – WHO THIS CODE APPLIES TO

The Code of Conduct applies to all Relevant Parties: directors, managers, shareholders, Employees working at or with Loma Negra, contractors, subcontractors, brokers, agents, suppliers, customers, and generally, all parties that provide services to Loma Negra, or on its behalf, as a guideline for planning and execution of their tasks for the purpose of avoiding misconduct, including apparent misconduct, by implementing our values and observing applicable laws.

04 – APPLICABLE LAWS AND REGULATIONS

ALL RELEVANT PARTIES MUST COMPLY WITH APPLICABLE LAWS AND REGULATIONS.

Under no circumstances are they authorized to breach any law or regulation. Any breach of Applicable Laws and Regulations will be unjustified. Relevant Parties that are involved in any breach of Applicable Laws and Regulations may be subject to investigation by the authorities, and to disciplinary actions, including, but not limited to, an oral warning, suspension or termination of the contractual relationship.

05 – TERMS AND EXPRESSIONS

Code of Conduct - Rules that govern the organization’s performance, and define what the organization expects from the Relevant Parties.

Conduct - Moral behavior, conduct.

Employees - For Loma Negra, Employees means all people that work at or for Loma Negra, irrespective of their position, duties, activities or years of service.

Contractors/Subcontractors - All individuals or legal entities that are engaged in one or more business relationships with Loma Negra.

Brokers/Agents – Any person doing business with the various Entities by or on behalf of Loma Negra.

Entities - Communities, public or private bodies, associations, institutes, trade unions or any organization created to carry out a financial, cultural, labor or political activity.

Applicable Laws and Regulations - Set of procedures, rules, laws or standards that are applicable to Loma Negra at domestic and/or international level.

Government Official – Any person that (i) acts as an employee, officer or official of any government, agency, ministry or government department (at any level and in any country); and (ii) acts on behalf of a government, in any area.

This definition also includes: (i) a political party or any officer of a political party, including candidates to public offices; (ii) an officer or employee of a firm, public utilities company or State-owned or partially-State-owned organizations (e.g. an State-owned telecommunications company); and (iii) an officer or employee of an international governmental organization (e.g. the United Nations or the World Bank).

Maximum Value - Acceptance of gifts and/or courtesies that are not, directly or indirectly, from a Public or Government Official, may have a value of not more than USD 100.

Values - Values express the permanent commitment to society in general and to the people within society that have relationships with each other. Said values define the conduct expected by Loma Negra from all its Employees.

0 6 – VALUES

INTERCEMENT PURSUES THE FOLLOWING VALUES, WHICH ARE PERMANENT AND ARISE FROM ITS HISTORY AND PRACTICE.

RESPECT FOR PEOPLE AND THE ENVIRONMENT

Always act properly and fairly in connection with the Relevant Parties, governments, local communities and society in general. Act responsibly towards the environment.

RESPONSIBLE ACTS

Fully comply with the laws wherever we operate. Respect diversity in accordance with universal standards of good human coexistence, without discrimination due to race, gender, belief, religion, position, duties or otherwise.

TRANSPARENCY

Furnish clear, comprehensive information on activities, achievements, policies, and the performance of Loma Negra, on a systematic and accessible basis.

FOCUS ON RESULTS

Always seek to maximize the performance of Loma Negra, as a way to ensure its continuity, investments, return to shareholders and adequate conditions for Employees.

QUALITY AND INNOVATION

Ensure customers the highest quality possible in the provision of services and products, and constantly invest in advancement of its activities and training of its Employees.

07 – CODE OF CONDUCT, ETHICS LINE, ETHICS AND COMPLIANCE COMMITTEE, ETHICS AND COMPLIANCE OFFICER

The Code of Conduct is an important step towards the consolidation of corporate values and business ethics, and was set based on experience and a comprehensive discussion among shareholders, management and Employees.

The Ethics Line is a communication channel managed by a company separate from Loma Negra, for anyone who wishes to solve doubts, make enquiries or eventual complaints for suspected or actual misconduct or any behavior that is contrary to this Code of Conduct.

Nobody will be subject to any penalty or retaliation for information provided in good faith on suspected misconduct or any behavior that is contrary to the Code of Conduct. In addition, all calls made to the Ethics Line, as well as the reviews performed as a result of such communications, shall be kept confidential, and complainants will be able to keep their anonymity.

The Ethics Line may be contacted via the telephone at 00800 7000 1230 or through the channels available at the website http://compliance.intercement.com/etica.php.

The Ethics and Compliance Committee, consisting of members of the Board of Directors, at least one of them being an independent director, and members of the Company’s Management, is responsible, jointly with the Ethics and Compliance Officer, for administering this Code and investigating any infringement of the Code and of Applicable Laws and Regulations.

08 – HOW TO RESPOND TO DIFFERENT SITUATIONS

The Code of Conduct specifies what the organization expects from each Relevant Party in different situations that they may face in performing their work or activities, or even outside their work environment.

Whenever a Relevant Party is in doubt as to how to act, they should check the Code of Conduct. If still in doubt, they should talk to the Ethics and Compliance Officer, a lawyer from the Legal Department, the Ethics Line, or the Ethics and Compliance Committee.

Notwithstanding the foregoing, under no circumstances will a breach of Applicable Laws and Regulations be tolerated.

09 – GROUP’S OVERALL CONDUCT TOWARDS ITS EMPLOYEES

DIVERSITY

Loma Negra believes that the diversity of the Relevant Parties is one of the key factors for its continuous success, stability and growth. For this reason, it seeks to recruit and retain efficient and talented people and invests in their development.

NON-DISCRIMINATION

Loma Negra is committed to equal job opportunities for everyone, irrespective of their race, gender, religion, belief or nationality. Any career promotion depends exclusively on individual performance, talent, commitment to Loma Negra’s values, dedication and involvement. No discriminatory practices against any Relevant Person or candidate will be tolerated.

HARASSMENT

Moral or sexual harassment by a Relevant Party is inadmissible in a respectful and decent work environment and will not be tolerated. Loma Negra seeks to provide a work environment that is free of harassment and/or any other offensive or disrespectful conduct. In that respect, Loma Negra complies with all federal and local anti-harassment laws.

Harassment includes any inappropriate behavior, whether oral, visual, physical or other behavior that may generate an intimidating, hostile or offensive work environment. Such conducts include, without limitation, the following practices: (i) sexual harassment; (ii) offensive language or jokes; (iii) inappropriate comments about race, ethnicity, gender or religion; (iv) degrading or humiliating comments; (v) intimidating or threatening behavior; (vi) hostility towards others as a result of their individual characteristics.

INADMISSIBLE PRACTICES

In addition, acts of intimidation, offense or aggression by any of the Relevant Parties, at the organization’s premises or when exercising their duties, either against coworkers, any other Relevant Party or persons not directly related to the company (customers, authorities, community members, etc.) will be punished in accordance with the laws and internal rules and policies.

DRUGS, WEAPONS OR ALCOHOL: PROHIBITION

In accordance with the Golden Rule on this subject (“Working under the influence of alcohol or drugs is prohibited”), and which governs the conduct expected by Loma Negra from all of its Employees, using illegal drugs or carrying weapons is not allowed in the work environment, and is considered as a serious offence and will be subject to labor and criminal penalties. In addition, drinking alcoholic beverages is not permitted, except in celebrations organized by Loma Negra.

10 – FUNDAMENTAL RIGHTS OF EMPLOYEES

RESPECT

Every Employee, irrespective of their duties, position, title or salary, will be treated with respect and consideration, and they will be offered conditions for personal and professional development based on reality in their work unit.

APPRECIATION

Loma Negra believes in human and professional development of its Employees, promoting and recognizing each of them on the basis of their merits, respect for this Code of Conduct and individual performance. The Human Resources policy encourages comradeship and cooperation in professional relationships, teamwork, responsible leadership and initiatives, including, but not limited to, quality of life programs, and clear and transparent communication, which may foster a differentiated environment within the organization. The organization encourages respect and cooperation among Employees, for the purpose of creating an internal environment that is conducive to business growth and the group’s continuity.

HEALTH AND SAFETY

Occupational health and safety conditions are a top priority for Loma Negra; they should be permanently monitored and should ensure all Employees are exposed to the lowest risk possible when exercising their duties. For such purpose, prevention, education and awareness policies should be implemented.

Hence, everyone should abide by general preventive health and safety standards, and participate in training sessions and guidance activities.

11 – PERSONAL CONDUCT OF EMPLOYEES

CONFLICT OF INTERESTS

Any personal activities and relationships conflicting with Loma Negra’s interests should be avoided. The following is recommended. In case of doubts as to the existence of a conflict of interests, please see this Code of Conduct, check with the Ethics and Compliance Officer, the Ethics Line or the Ethics and Compliance Committee.

Employees should avoid situations in which their personal interests may present an actual or potential conflict with Loma Negra’s interests, and if in doubt, they should seek advice from internal policies and this Code of Conduct.

Loma Negra respects affective relationships between its Employees. However, the Company understands that certain boundaries should be established in order to prevent a conflict of interests. Thus, relationships with a hierarchical subordination and/or influence on process and management decisions are not accepted. This type of relationships should be immediately reported to the line manager or to the Human Resources area, and if in doubt, to the Ethics and Compliance Committee for review and recommendation of a solution.

EXTERNAL PROFESSIONAL ACTIVITIES

Employees should not take a job or position in another company or entity, except outside working hours. Exceptions are only accepted in special cases as long as previously approved by, and registered with, the line manager and/or the Human Resources area.

In addition, Employees may perform external professional activities only where they do not represent a conflict of interests with Loma Negra, or adversely affect their individual performance.

Invitations to hold a position of Director or Consultant in a company or entity not belonging to Loma Negra should be previously informed for evaluation by the Ethics and Compliance Committee.

Any work or activity carried out on behalf of Loma Negra or using its name or facilities should be previously approved by the Area’s Manager.

HIRING FAMILY MEMBERS

Employees are expected to inform their Manager, who should check with the Ethics and Compliance Committee, when any company owned by them, their family members or persons with whom they have a close relationship is being qualified or engaged to provide services or supply products to Loma Negra.

Referral of relatives and friends for job openings at Loma Negra is customary. Hiring of relatives, spouses, domestic partners and/or partners is permitted. Notwithstanding the foregoing, any relationship of subordination in the same sector between such individuals should be avoided. If there is such a relationship, it must be reported to the Human Resources area. The responsible areas should decide on the selection and hiring, and no pressure to influence hiring, promotion or dismissal by the relevant Employees will be tolerated.

GIFTS AND COURTESIES

Acceptance of gifts and/or courtesies that are not, directly or indirectly, from a Government Official, may not exceed the Maximum Value. This value shall be calculated by the recipient. Cases that do not fit in this definition shall be rejected.

Any gift, courtesy or benefit of any type that is offered, facilitated or delivered, directly or indirectly, by Government Officials shall be rejected by the Relevant Party, irrespective of its value, and even if it does not exceed the Maximum Value. Additionally, such circumstance shall be informed to the line manager or to the Ethics and Compliance Officer.

Offering, facilitating or delivering any benefit or other valuables, directly or indirectly, to Government Officials (whether domestic and/or foreign) and/or to third parties working in the private sector is prohibited. All gifts and courtesies must be preferably of an institutional nature (e.g. with a logo) and must not be intended for individuals. In addition, gifts and courtesies must comply with all Applicable Laws and Regulations and conform to Loma Negra’s ethical principles, as defined in specific policies.

When refusal or return is not possible, promotional gifts and/or courtesies that exceed the Maximum Value shall be made available to the Ethics and Compliance Committee for final destination.

Invitations to technical events and trips that are of interest to Loma Negra must be informed to the Ethics and Compliance Committee. Assessments will be performed individually and on a case-by-case basis, with special focus on the review of Applicable Laws and Regulations.

Invitations to events and trips that do not meet the previously described requirements shall be rejected.

The expenses of each Employee must be approved by, at least, their line manager, in accordance with internal policies on expense approval.

12 – CONDUCT TOWARDS THE MARKET – CUSTOMERS, SUPPLIERS, BANKS, PARTNERS AND COMPETITORS

CUSTOMER SERVICE

Besides ensuring the quality of the products and services offered, Loma Negra is committed to serving customers and consumers with efficiency, promptness, courtesy and transparency. When service cannot be provided to a customer or consumer, such circumstance should be clearly stated, explaining the reasons in a respectful manner.

QUALITY AND CONFORMITY

Only products or services that are in conformity with the laws and sector rules will be offered. In the event of identification of any nonconformity, explanatory or compensatory measures should be adopted.

CONFIDENTIALITY

Loma Negra, as well as its Employees, is committed to keeping the confidentiality of any information received from customers and business partners. Trust is one of the foundations of the relationships with the market.

COMPETITION AND CONSUMER RIGHTS

Loma Negra understands that fair competition and respect for consumer rights are factors that contribute to the development of the market on a sustainable basis. No customer can be forced to accept conditions that go against these rules to acquire a product or service from Loma Negra’s business units.

COMPETITORS AND ANTI-COMPETITIVE PRACTICES

Loma Negra respects its competitors and seeks to compete with them fairly, by offering products and solutions with a differentiated cost-benefit ratio to its customers. Attitudes that may constitute slander or defamation of competitors will not be accepted.

Loma Negra shares the principles of freedom of competition, and participates in business associations solely for the purpose of contributing to the promotion of the development of the economic sectors where it operates.

In accordance with the provisions of this Code of Conduct and of Loma Negra’s Competition Policies, any act designed to favor unfair and anti-competitive practices is prohibited, including cartels, understood as any agreement or practice between competitors to set prices, share markets, establish mechanisms to restrict production, arrange public bids (bid rigging) or any other sensitive act that may be regarded as an anti-competitive practice.

PURCHASING AND PROCUREMENT

The relationship with suppliers and other partners should be always based on the search for quality, adequate cost-benefit ratio, technical and financial soundness, integrity in conducting a negotiation, with respect to laws, the environment and commercial, social and contractual rights. In order to expand its sustainable operation, Loma Negra recommends its Procurement and Sourcing areas to seek permanent ways to cause its suppliers of products, services and equipment to act responsibly in social and environmental areas, and in the generation of sustainable partnerships.

Any purchasing and procurement interaction with the Federal, Provincial or Municipal Government, or with Government Officials, must particularly involve an assessment of Applicable Laws and Regulations in order to ensure compliance with all requirements thereunder

PUBLIC DISCLOSURE OF RELEVANT MODIFICATIONS TO THIS CODE OF CONDUCT

Loma Negra is responsible for publicly disclosing any relevant amendment or modification to this Code of Conduct, as required by the U.S. Securities Exchange Act of 1934 and any other applicable regulations.

13 – CONDUCT TOWARDS THE MEDIA

All Loma Negra’s Employees should maintain an ethical and independent relationship with the media. Loma Negra believes that people’s right to be informed about public issues is valid, even when relating to a private company, and believes that it is the press’ responsibility to obtain and disclose this information. In addition, it understands that the existence of a free, independent and unbiased press contributes to the improvement of the market, democracy and citizenship. For this reason, Loma Negra condemns the use of the economic power to coerce the action of the press or induce it to disclose false facts.

Loma Negra believes that the role of the press is important to build the organization’s image before the public opinion, and seeks to provide information or answer requests, when pertinent, reserving its right not to issue an opinion on matters that go against its interests or to keep the secrecy of strategic information.

In accordance with the Policy on Disclosure of Relevant Information, only those Employees appointed to act as Spokespersons are authorized to speak on behalf of Loma Negra. If you are contacted to provide information, write articles or give interviews and make statements on the company’s behalf to any media, please inform your line manager or the Disclosure Committee created under the aforementioned Policy. Spokespersons and/or specially-appointed persons are in charge of any relationships with the media. Employees are not allowed to contact the press on behalf of Loma Negra without express authorization from the Disclosure Committee.

14 – CONDUCT TOWARDS THE COMPANY AND ITS ASSETS

Each Employee is responsible for adequate use and safekeeping of the company’s property and assets that are part of their work, either directly or indirectly, and cannot use them for personal benefit. The same applies to the assets of customers, suppliers and partners used in the company’s business. These assets should not be used for personal purposes, except where expressly authorized.

These assets include, without limitation, real estate, equipment, facilities, business plans, technical and market information, computer programs, models, working papers and documents, and other items included in Loma Negra’s assets.

Misappropriation or misuse of any of such assets, including copy, sale or distribution to third parties, constitute serious infringements and will be subject to labor or criminal penalties.

PATENTS AND INVENTIONS

Innovations developed by Employees by means of their work, as well as patents and property rights arising from such inventions, should be kept confidential, and are to be incorporated into, and remain in, the company’s assets, even after the Employee is terminated.

COMMUNICATION DEVICES AND SOCIAL MEDIA

Use of the company’s equipment and communication devices (telephone, e-mail, internet, social media and other) for personal communications and contacts should be restricted on a need-basis. In accordance with the specific internal regulations on the matter, the internet and social media cannot be used for transmission or reception of offensive, aggressive or pornographic information or information on political, religious or other opinions, or to communicate offensive messages that are inconsistent with Loma Negra’s values reflected in this Code of Conduct, and which may damage its reputation.

In addition, information or comments about Loma Negra or on behalf of Loma Negra cannot be disclosed on internet portals or social media in general.

INFORMATION TECHNOLOGY

Employees are required to comply with established information security measures, protect their passwords against access to networks, and look after the electronic devices furnished to them by Loma Negra and use thereof at all times.

INFORMATION ABOUT LOMA NEGRA AND ITS BUSINESS

Employees are required to keep Loma Negra’s proprietary information confidential, and observe the provisions arising out of the Policy on Disclosure of Relevant Information. Additionally, information should be disclosed internally and externally only by the person authorized to do so, and any such disclosure should be made accurately, objectively and properly. Each Employee is responsible for the custody of the information in their possession and should notify its superiors about any fact that may seem unusual or inconsistent with the values of Loma Negra. False, slanderous or malicious statements about coworkers, the company, its business, partners, suppliers or customers may be subject to labor or criminal penalties.

ACCOUNTING AND OTHER RECORDS

Records should be properly, clearly and objectively prepared as prescribed by current laws. Accounting records must be true, accurate and complete. In no event may accounting entries be made, in whole or in part, for the purpose of concealing an illegal activity. In addition, they should be prepared and monitored by both the persons directly responsible for them and the managers of the business units, as set forth in the laws, tax regulations and internal rules. Entries and records are available to managers, control and audit areas and legal authorities.

PRIVILEGED INFORMATION

Any Employee who is in possession of information that is not available to the public should keep it confidential, even after they leave Loma Negra. Employees’ use of privileged information for their own benefit or for the benefit of third parties is a crime subject to labor and criminal penalties, even when trading in stock in the capital market.

WORKING PAPERS AND DOCUMENTS

Working papers, reports, mail and other documents used by each Employee when performing their duties are the property of Loma Negra and cannot be removed or copied when the Employee is terminated. Also, such information must be kept in accordance with information security standards.

15 – CONDUCT TOWARDS THE NEIGHBORING COMMUNITY AND THE ENVIRONMENT

Loma Negra seeks to live harmoniously with the communities where their business units operate, respecting their people, traditions, values and the environment. At the same time, it seeks to actively cooperate with local development, improvement of the quality of life, and reduction of social problems and inequality. Actions to achieve these goals are implemented by the units and through Loma Negra Foundation.

CHILD AND FORCED LABOR

The business units do not make use of child and/or forced labor, and should seek to make sure that their suppliers, customers and any other partner abide by the same principle. Loma Negra supports and performs activities that help develop children in the communities where it operates and, to the extent possible, it offers internships and training and learning programs to the youth.

POLITICAL AND RELIGIOUS ACTIVITIES

Loma Negra respects the civic, religious and political activities of its Employees, which are to be performed during each Employee’s free time and on a strictly personal basis.

In addition, Loma Negra does not engage in political activities, and each Employee who wishes to participate in such activities should do so individually, without making use of the name or resources of Loma Negra. No Employee is authorized to request the participation, support, financing or involvement of other Employees or business units in connection with any candidate or political party. Political activities conducted by Employees should take place outside the work environment and working hours.

TRADE UNION ACTIVITIES

Loma Negra seeks to maintain a relationship based on respect with trade unions, and does not discriminate unionized Employees, thus recognizing their freedom of association in connection with trade unions.

ENVIRONMENT

All activities of the business units should be performed in compliance with environmental laws and regulations, besides trying to optimize the use of natural resources and preserve nature and biodiversity. To this end, the business units are encouraged to implement integrated management systems, with environmental, occupational health and safety quality certification. The business units cooperate with the communities where they operate to raise environmental awareness and implement preservation measures.

Additionally, Loma Negra causes all Relevant Parties to adopt the same values and attitudes.

EDUCATION AND SOCIAL ACTIONS

Loma Negra seeks to cooperate with the development of educational and social projects in the communities where it operates, encouraging actions to overcome deficiencies, incorporation of new attitudes, and active implementation of training programs, by means of assistantships and internships for college or post-secondary students in various careers.

RELIGIOUS INSTITUTIONS

Loma Negra seeks to maintain a good relationship with religious institutions, respecting all creeds and beliefs, both of their Employees and of the communities where it operates.

16 – CONDUCT TOWARDS PROFESSIONAL AND BUSINESS ASSOCIATIONS, AND ENTITIES

Loma Negra’s philosophy is to participate in entities and associations that represent its operating sectors, as long as such participation contributes to the growth of the sector and does not result in any violation of the rules and principles on freedom of competition. The form of participation should be defined by each business unit taking into account the profile of local associations.

Active participation of Employees in well-known social, cultural or charitable entities, on an individual basis, is perceived as a significant contribution to the society and the country, provided that it does not affect their daily work at Loma Negra.

17 – VOLUNTEER WORK AND SOCIAL RESPONSIBILITY

Loma Negra develops internal social responsibility and volunteer work activities, by means of Loma Negra Foundation.

These activities are regarded as part of the responsibility towards the community where it operates, and should be structured and organised in order to obtain the maximum social benefit possible in relation to the resources employed and the time of the Employees involved. Loma Negra regularly publishes, in its annual reports or by other means, information about the social responsibility activities performed and the results obtained.

Any donation intended to be made on behalf of Loma Negra requires prior authorization.

18 – CONDUCT TOWARDS GOVERNMENTAL AUTHORITIES, THE PRIVATE SECTOR AND THIRD PARTIES

CORRUPTION: PROHIBITION

Generally speaking, the term “corruption” means actually obtaining or attempting to obtain a personal benefit or a commercial advantage through improper or illegal means. Corruption may involve the payment or exchange of anything of value, and includes bribery and extortion.

Acts of corruption by any of the Relevant Parties with Government Officials, third parties working in the private sector, or among them, are strictly forbidden.

RELATIONSHIP WITH GOVERNMENTAL AUTHORITIES AND THE PRIVATE SECTOR

Loma Negra condemns corruption, such as bribery and fraud, and complies with all applicable regulations designed to combat such practices. In accordance with the provisions of this Code of Conduct and of Loma Negra’s Anti-Corruption Rule, relationships with authorities, Government Officials or third parties working in the private sector must be founded on professional and correct behavior, and at all times in compliance with Applicable Laws and Regulations, with no exceptions. Offering or receiving any type of advantage or favors from Government Authorities or the private sector is prohibited. In addition, hiring Politically Exposed Persons1 for the purpose of obtaining improper benefits for the business or oneself is also prohibited. In all cases, hiring of Government Officials should be made in compliance with Applicable Laws and Regulations, and such hiring may not be used to conceal bribery or other type of illegal activities.

Any form of interaction, pressure or solicitation with/from Government Officials or third parties working in the private sector that is inconsistent with the requirements herein established must be rejected and promptly reported to Loma Negra’s management. Loma Negra’s philosophy is to strictly comply with the laws of the countries where it operates, and expects the same behavior from its Employees.

RELATIONSHIP WITH THIRD PARTIES

In addition, commercial relationships with third parties from the public and/or private sector must be conducted on a lawful and unbiased basis, based on quality, adequate cost-benefit ratio and technical skills. In the event of a conflict of interests with a third party, such situation should be reported to the Ethics and Compliance Committee for review and resolution.

Money laundering and terrorist financing activities are strictly forbidden. Employees should ensure that Loma Negra only deals with third parties with a good reputation, engaged in lawful activities and whose resources are from a lawful source.

[1]

Politically Exposed Persons are public officers who hold at present, or have held in the past five years, relevant public offices. In addition, their relatives or persons closely related to them are also regarded as Politically Exposed Persons. For such purpose, their spouses, domestic partners and/or stepchildren are regarded as blood relatives in the direct line of descent up to the 4th degree.

19 – CONDUCT TOWARDS THE STOCK MARKET

Loma Negra seeks to adopt best corporate governance practices, and constantly works to do so. It strictly follows the rules and regulations applicable to publicly-held companies, providing the shareholders, market participants and potential investors with all information necessary to make an investment decision, as well as decisions on their performance and potential projects.

In accordance with the provisions of the Insider Trading Policy, Loma Negra does not prohibit transacting shares and/or any other securities. Notwithstanding the foregoing, such transactions shall be on its own behalf and under its exclusive responsibility, taking into account that the purchase and sale of shares and/or securities is subject to risks inherent to the stock markets. In addition, Employees shall ensure that all relevant material information not yet disclosed to the market be kept strictly confidential, as well as ensure strict compliance with the Insider Trading Policy. Accordingly, no insider trading is permitted at Loma Negra in strict compliance with such policy and applicable laws. Use of Loma Negra’s non-public information for personal benefit or for the benefit of third parties, including trading in securities in the capital market, is a crime and, as such, is prohibited.

Thus, any information that may influence the value of the shares, the performance of the shares in the market, and the decision to acquire or sell Loma Negra’s securities is regarded as confidential, and disclosure of such information must strictly follow the procedures established by the regulatory and controlling bodies of the capital market, and may not be used directly by officers or Employees, or supplied to third parties.

Accordingly, under no circumstances are Employees allowed to give advice on the purchase or sale of shares, securities or other instruments issued by Loma Negra’s subsidiaries or jointly-controlled entities, based on insider information available to them and that has not yet been disclosed to the public. Loma Negra will not tolerate any disclosure of insider information to the market. Breach of this provision may give rise to the application of the relevant measures.

20 – RESPONSIBILITY FOR THE CODE OF CONDUCT

Overall responsibility for Loma Negra’s Code of Conduct lies with the Ethics and Compliance Committee, subject, of course, to the definitions of the Board of Directors.

LEADERSHIP

Each team leader in the business units is a representative of Loma Negra in connection with the Employees they lead, and is required to:

•	Be fully familiar with this Code of Conduct, in order to clarify any doubts of their team. If not possible, they should raise the issues to the Ethics and Compliance Committee;

•	Adopt behaviors and attitudes that are consistent with the provisions of the Code of Conduct, in order to act as a role model;

•

Communicate the values of Loma Negra and the definitions of the Code of Conduct to their team and other Relevant Parties with whom they are in contact, instructing them about the established procedures;

•

Identify violations of the Code of Conduct and take action in order to correct and eliminate them, reporting any incidents to the Ethics and Compliance Committee for information purposes and additional measures.

INDIVIDUAL RESPONSIBILITY

Each of Loma Negra’s Employees should ensure compliance with the Code of Conduct, and inform their line manager, the Ethics and Compliance Officer, the Ethics Line or the Ethics and Compliance Committee of any violation of the rules.

For further information, and if they have any questions, the Relevant Parties may contact the Ethics and Compliance Officer and/or the Ethics Line.

CODE OF BUSINESS CONDUCT

STATEMENT OF COMMITMENT

I hereby declare that I am aware that the Relevant Parties subject to this Code of Business Conduct should direct their behavior in reliance upon the values and standards contained in the Code of Conduct that I am hereby receiving, which I undertake to read and abide by.

____/ ____/ ___ Name: _________________________________________________________________

Signature: ___________________________________________________________________________